EXHIBIT 9(f)



                      USAA INVESTMENT TRUST


                         AMENDMENT NO. 1
                               TO
                    TRANSFER AGENCY AGREEMENT


     AMENDMENT No. 1 to the Transfer Agency Agreement between
USAA Investment Trust and USAA Transfer Agency Company ("SAS") dated January 23, 1992 (the "Agreement"), made as of the 14th day of November, 1995.

                           WITNESSETH:

     WHEREAS, Paragraph 27 of the Agreement provides that the Agreement may be amended at any time by mutual agreement between the parties thereto; and

     WHEREAS, A majority of the Trustees desire to amend the Agreement by adding a Paragraph 29 to (1) authorize SAS to enter into subtransfer agency relationships with one or more third parties and (2) permit SAS to collect from the Funds an amount equal to the lesser of the subtransfer agent's fees payable by SAS and the savings realized by the Funds from such subtransfer agency arrangements.

     NOW, THEREFORE, The Agreement is hereby amended by adding
Paragraph 29 as follows:

     29.       SUB-TRANSFER AGENCY RELATIONSHIPS.

          USAA Transfer Agency may, from time to time, enter into arrangements with one or more third parties (each, a "Sub-Transfer Agent") to perform certain functions for the Trust and USAA Transfer Agency. In those instances the Trust shall pay USAA Transfer Agency the lesser of (i) the amount payable by USAA Transfer Agency to the Sub-Transfer Agent for performing such functions and
          (ii) the amount of the Transfer Agency Savings.
          As used herein, the term "Transfer Agency Savings" means the amount that would have been paid by the Trust to USAA Transfer Agency if all accounts maintained by the Sub-Transfer Agent had been maintained directly by USAA Transfer Agency, as determined based upon the per account charge under the Transfer Agency Agreement, increased by out-of-pocket charges that would have been incurred with respect to such accounts.


     This Amendment and the changes to the Agreement effected hereby shall be effective November 14, 1995.

USAA INVESTMENT TRUST              USAA TRANSFER AGENCY COMPANY


/s/ Michael J. C. Roth             /s/ Joseph H. L. Jimenez
________________________           ___________________________
Michael J. C. Roth                 Joseph H. L. Jimenez
President                          Vice President


ATTEST:                            ATTEST:

/s/ Michael D. Wagner              /s/ Michael D. Wagner
_______________________            ________________________
Michael D. Wagner                  Michael D. Wagner
Secretary                          Secretary